EXHIBIT 17

Paul Meringola
President
Medical Action Industries Inc.
150 Motor Parkway, Suite 205
Hauppauge, New York  11788

January 26, 1996

Dear Paul,

After considerable thought, I hereby submit my resignation from the Board of Directors of Medical Action, effective immediately.

I have enjoyed my association with Medical Action and feel under your leadership the Company is moving forward in the right direction.

Paul, I have also enjoyed our personal relationship and would hope that if you are ever in the Tucson area, that you would not fail to give Barb and I a call.

Best personal regards,



/s/ Grover A. Cox